EXHIBIT 23.1



                          CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No.1 to Form S-4 and related prospectus of U.S. Industries, Inc. and USI American Holdings, Inc. for the registration of their 7 1/8% Senior Notes due 2003 and to the incorporation by reference therein of our report dated November 12, 1998, with respect to the consolidated financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Form 10-K for the year ended October 3, 1998, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP



New York, New York
March 5 , 1999










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